Exhibit 99.1

News Release

CommScope To Cease Manufacturing Operations in Omaha

HICKORY, NC, March 31, 2010—CommScope, Inc., a global leader in infrastructure solutions for communications networks, plans to discontinue operations at its Connectivity Solutions Manufacturing, Inc. (CSMI) subsidiary in Omaha, Nebraska and relocate manufacturing to one or more existing CommScope facilities in North America.

CommScope announced its intent to analyze options for its Omaha manufacturing facility in January 2010 and recently finalized its review. The company expects annualized pretax savings of approximately $18 million to $22 million upon completion of relocation and closure of the facility in late 2011. Approximately one-half of these annualized pretax savings are expected to be realized in 2011, primarily in the second half of the year.

“A combination of difficult circumstances—including facility underutilization, high labor costs, customers’ spending slowdown and their demand for lower-cost products—is causing CommScope to commit to alternative manufacturing options in order to satisfy customers while protecting the profitability of our business,” said Eddie Edwards, president and chief operating officer, CommScope. “These actions are difficult yet unavoidable, and we regret the hardship on our employees. We are grateful to our CSMI Omaha workforce for their outstanding service.”

The company expects to incur total pretax restructuring costs of $45 million to $53 million to complete this facility relocation. Of this amount, cash costs are estimated to be $35 million to $40 million. The principal estimated costs related to this initiative are:

•	Employee-related costs of $35 million to $40 million

•	Impairment charges of $8 million to $10 million related to the Omaha facility

•	Equipment relocation costs of $2 million to $3 million

CommScope expects to recognize the impairment charges and certain employee-related charges totaling approximately $20 million in the first quarter of 2010. The remaining charges are expected to be recognized between April 2010 and December 2011. The company does not anticipate any material increase in capital spending to complete this relocation.

The company currently employs approximately 400 people in its CSMI subsidiary in Omaha, all of whom will be affected by the manufacturing relocation. Another 70 employees in non-manufacturing corporate functions, who currently are housed in the CSMI facility, are expected to relocate to a new Omaha location prior to the plant’s closing.

“We are in the midst of a review of our global manufacturing footprint as we work to improve facility utilization, minimize cost and improve service to our global customers,” Edwards said. “As we transition production, we intend to ensure that customers continue receiving the superior service they have come to expect from CommScope.”

The actual costs and benefits, as well as the timing of implementation of this Omaha initiative, will be dependent on issues encountered during implementation, future business conditions and sales volumes, among other factors.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew Solutions™ brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 100 countries around the world.

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568 or publicrelations@commscope.com

Investor Contact:

Phil Armstrong, CommScope

+1 828-323-4848

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.